Exhibit 10.4

September 18, 2017

Mr. Adam M. Kleinman

11 Applecrest Road

Weston, MA 02493

Dear Mr. Kleinman:

This offer letter (this “Offer Letter”) sets forth the terms of your employment as of the date hereof (the “Effective Date”) and, solely with respect to Section 3, retroactively effective to September 1, 2017 (the “Salary Effective Date”) as a Managing Director, Chief Operating Officer and General Counsel of Great Elm Capital Management, Inc. (the “Company”).  Upon your acceptance of this Offer Letter, this Offer Letter amends and restates as of the Effective Date our agreement with respect to your employment dated November 3, 2016 (the “Original Agreement”).

1.

Title. You will serve as a Managing Director, Chief Operating Officer and General Counsel of the Company reporting directly to the Company’s Chief Investment Officer and you will be a member of the Company’s management committee and investment committee.

2.	Employment Location. You are expected to work at the Company’s corporate headquarters in the greater Boston area.

3.

Base Salary. Your annual base salary rate will be $250,000.00, less applicable withholdings and deductions, commencing on the Salary Effective Date, and paid in accordance with the Company’s payroll practices in effect from time to time.

4.

Bonus. You will be eligible to participate in the Great Elm Capital Management Performance Bonus Plan (the “Plan”) beginning on October 1, 2017.  Your targeted bonus level under the Plan will be $193,667 for the twelve months beginning October 1, 2017 and ending September 30, 2018 and the cap for such period shall be 150%, subject to, and in accordance with, the terms of the Plan.  Additionally, the Company has the right, but not any obligation, to award you additional bonuses in its sole discretion. For any period after September 30, 2018, there is no guarantee that you will be awarded any bonus in any period or be eligible for a bonus under that Plan or any other bonus or incentive plan for any period.

5.	Equity Incentives.

5.1	Stock Options.

(a)

The compensation committee (the “Compensation Committee”) of the board of directors of Great Elm Capital Group, Inc. (“GECG”) has awarded you options to purchase 213,000 shares of GECG common stock at an exercise price equal to the closing price of the shares on the Effective Date.  These options vest twenty percent on the first anniversary of the Effective Date and monthly thereafter such that they will be fully vested five years from the Effective Date.

(b)

The Compensation Committee also has awarded you options to purchase 190,476 shares of GECG common stock at an exercise price equal to the closing price of the shares on the Effective Date.  These options vest fifty percent on the six-month anniversary of the Effective Date and monthly thereafter such that they are fully vested on the first anniversary of the Effective Date.

The terms of the options described in Sections 5.1(a) and 5.1(b) are set forth in separate notices of grant and award agreements that, along with the GECG 2016 Long-Term Incentive Plan, govern such options (the “Option Award”).  You will be eligible for periodic additional option grants in the sole discretion of the Compensation Committee and there is no assurance that any such award will be made at any future time.

5.2

Performance Shares.  All performance shares you hold as of the Effective Date will be amended concurrent with the delivery of this Offer Letter pursuant to the Amended and Restated Notice of Performance Stock Award delivered to you concurrent herewith to provide that all vesting/repurchase criteria thereunder will be deemed satisfied if (a) the Company, directly or indirectly, sells, assigns, distributes, participates, delegates or encumbers its economic interest (other than to GECC GP Corp or GECG) under the Investment Management Agreement, dated as of September 27, 2016, by and between the Company and Great Elm Capital Corp. (as such agreement may be amended from time to time, the “IMA”) or (b) GECG or any of its affiliates receives any compensation in connection with the transfer, sale, assignment, distribution, participation, delegation, encumbrance, termination, modification or amendment of the IMA.

6.

Employee Health and Welfare Benefits. You will be offered benefits, including participation in the Company’s health, dental and 401(k) plans, consistent with those offered to similarly-situated employees.

7.

Business Expenses.  The Company will reimburse your reasonable out of pocket expenses incurred in connection with your service, subject to the Company’s policies as in effect from time to time, and applicable IRS guidelines.

8.	At Will Employment. Your employment with the Company is “at will” and may be terminated at any time by the Company or by you for any reason or no reason.

9.	Non-Solicitation.

9.1

During the term of your employment and for a period of one year thereafter (no matter why your employment concluded), you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization induce or attempt to induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates (whether or not such would be a breach of contract by such employee).

9.2

During the term of your employment and for a period of one year thereafter (no matter why your employment concluded), you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization solicit (a) any investor in the Company or in any managed/advised investment vehicle of the Company or (b) any borrower or other investee in which the Company or any managed/advised investment vehicle of the Company holds an investment, provided that you either (a) had business-related contact with such investor, borrower or other investee during your employment with the Company or (b) learned non-public information about such investor, borrower or other investee in the course of your employment with the Company.  Nothing in this Section 9.2 shall prohibit you from directly or indirectly soliciting any such investor, borrower or other investee if prior to such solicitation (i) such investor has not been a fee-paying investor in the Company or in any managed or advised investment vehicle of the Company for one year prior to such solicitation or (ii) the Company and any investment vehicle managed by the Company are no longer invested in such borrower or other investee.

9.3

The restrictions contained in this Section 9 are necessary for the protection of the trade secrets, confidential information and goodwill of the Company and are considered by you to be reasonable for such purpose.  You stipulate that irrevocable harm will result from breach of your obligations under this Section 9. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 9 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

9.4

You stipulate that the remedies at law are inadequate to compensate the Company for breach of your obligations under this Section 9 and the CIAA (as defined below) and that enforcement of the provisions of each of this Section 9 and the CIAA is in the public interest of the market for talent in the investment management industry and of investors in the investment vehicles managed/advised by the Company.

9.5

If you materially violate any provision of this Section 9 after the end of your employment, you agree that you shall continue to be bound by the restrictions in this Section 9 until a period of one year has expired without any material violation of this Section 9.

10.	Severance.

10.1	If the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(a)	You will (i) abide by your obligations under the CIAA and (ii) comply with your obligations under Section 9.

(b)

If you execute a customary mutual release and do not exercise any revocation rights you may have, the Company will (i) execute a customary mutual release, (ii) after expiration of any rescission periods under applicable law, but in no event more than 70 days following your termination of employment, pay you a lump sum equal to (A) $650,000 if such termination occurs on or prior to the first anniversary of the Effective Date and (B) $550,000 if such termination occurs thereafter, (iii) reimburse you all premiums paid by you to continue health and dental insurance for you and your family for a period of one year post employment, provided that you timely elect COBRA coverage with respect to any such health and dental insurance; (iv) pay you (A) any bonus under Section 4 above for any fully completed plan period which had concluded prior to the date on which termination occurs and (B) any bonus payments from prior periods that you had elected to defer in accordance with Company policy, in each case, as and when such payments are made to other employees of the Company in accordance with the terms of the Plan and (v) (A) accelerate the vesting of the shares subject to the options referred to in Section 5.1(b) by crediting six months of service (if no vesting had occurred as of the date of termination), (B), if such termination occurs within two years following a Change of Control, accelerate all remaining vesting of the options referred to in Section 5.1(a) and (C) accelerate the vesting of shares subject to the options referred to in Section 5.1(a) by crediting twelve months of service (in addition to any vesting that had occurred as of the date of termination).

10.2	Best Net After Tax Adjustment

(a)

If amounts under Section 10.1 would be subject to any excise tax imposed by Sections 409A or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  The Company shall then compare (1) your Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (2) your Net After-Tax Benefit without application of the 4999 Limit. If (1) is greater than (2), you will receive amounts under Section 10.1 solely up to the 4999 Limit.  If (2) is greater than (1), then you will be entitled to receive all amounts as specified in Section 10.1 without adjustment, and shall be solely liable for any and all Excise Tax related thereto. “Net After-Tax Benefit” shall mean the sum of (i) all payments that you receive or are entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 280G(b)(2) of the Code, less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

(b)

If amounts must be reduced pursuant to Section 10.2(a), you may select the order of reduction, but none of the selected amounts may be “nonqualified deferred compensation” subject to Section 409A of the Code.  If you fail to select an order in which amounts are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Section 409A of the Code, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits.

(c)

The calculations in this Section 10.2 shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and shall be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

10.3

For purposes of this Offer Letter, “Cause” shall mean: (a) your theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Company’s board of directors; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with the Company that has not been cured within thirty business days of written notice from the Company to you, in each case, as determined by the Company’s board of directors in its sole discretion; (d) your material violation of any Company policy; (e) your conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) your material breach of any written agreement with the Company or its affiliates which has not been cured within ten business days’ of written notice from the Company to you thereof.

10.4

For purposes of this Offer Letter, “Good Reason” shall mean your resignation from the Company within six months after the occurrence of any of the following events: (a) without your express prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction by the Company of your base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (c) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other similar level employees of the Company); (d) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your express prior written consent or (e) breach by the Company of its obligations hereunder or under any incentive or performance award (including under the related award agreements) granted to you by the Company or its affiliates, including, without limitation, the equity incentive awards (and related award agreements) referred to in Sections 5.1(a), 5.1(b) and 5.2 above; provided, however, that in each case, your resignation shall not constitute Good Reason under this provision unless (i) you provide the Company with written notice of the applicable event or circumstance within thirty days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and (ii) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

10.5	For purposes of this Offer Letter, “Change of Control” shall have the meaning given to such term in the GECG 2016 Long-Term Incentive Plan as in effect on the Effective Date.

11.	General Provisions.

11.1

You understand, acknowledge and agree that your obligations under this Offer Letter shall continue in accordance with the express terms of this Offer Letter regardless of any changes in your title, position, duties, salary or other compensation or other terms and conditions of employment, and that no change in any of the foregoing shall be considered to end your employment for purposes of this Offer Letter.

11.2	You confirm that the employee confidentiality and invention assignment agreement (the “CIAA”) you entered into with the Company is in full force and effect.

11.3	You confirm that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S.

11.4

Amounts payable hereunder shall be subject to the GECG’s claw back policies if its financial statements are restated (a “Restatement”) or as otherwise required by applicable law or listing requirement; provided that, except as mandated by applicable law or listing rule, in the event of a claw-back because of a Restatement, (a) the Company may only claw-back payments earned in the period to which the Restatement applies and (b) in no event may the Company claw back any payments earned in periods occurring more than three years prior to such Restatement..  Claw backs by the Company required under applicable law shall not constitute a breach of the Company’s obligations hereunder nor constitute Good Reason.

11.5

You are expected to devote substantially all of your business efforts to service of the Company under this Offer Letter.  Subject to the Company’s code of ethics as in effect from time to time, you may participate in charitable, religious or civic organizations that do not materially interfere with your work.

11.6	This Offer Letter and the matters covered hereby will be governed by and construed under the laws of the Commonwealth of Massachusetts.

11.7

Any dispute arising out of or relating to this Offer Letter or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a direction to the arbitrator to apply such rules in a manner to minimize cost and maximize efficiency and speed of resolution to the maximum reasonable extent permitted under such rules and applicable law consistent with obtaining a fully enforceable resolution of such dispute.  The arbitrator must only choose between the position, in total, that you advance or the position, in total, that the Company advances as the closest to the correct resolution of all matters being arbitrated based on the law and the facts.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

11.8

This Offer Letter, the award agreements evidencing your option grants, the CIAA, and the Subscription Agreement, dated as of June 22, 2016, among GECC GP Corp., you and the other parties signatory thereto, as amended on the Effective Date, the documents governing your existing equity incentive awards, together with all of the Company’s policies and procedures relating to employees, as in effect from time to time, including its Code of Ethics, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect. The Original Agreement shall be of no further effect for periods from and after the Effective Date.

11.9

The Company’s benefits, payroll, and other human resource management services may be provided through one or more of the Company’s affiliates or a professional employer organization. As a result of this arrangement, the affiliate or the professional employment organization will be considered your employer of record for these purposes; however, the Company’s Chief Investment Officer will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at the Company.

11.10

If any provision of this Offer Letter is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (a) the remaining provisions of this Agreement shall be enforced in accordance with their terms and (b) the court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

11.11	Any amendment or modification to this Offer Letter may only be made pursuant to a written agreement executed by each of the parties hereto.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter whereupon it shall become our binding agreement.

Very truly yours,

Peter A. Reed

Chief Investment Officer

Great Elm Capital Management, Inc.

Accepted and agreed to as of the Effective Date:

_________________________

Adam M. Kleinman